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Contact:
John J. Sullivan
Chief Financial Officer
(215)772-5033



                                                           FOR IMMEDIATE RELEASE



                 NATIONAL MEDIA ANNOUNCES TENTATIVE SETTLEMENT
                                OF CLASS ACTIONS


Philadelphia, PA, April 17, 1995...National Media Corporation (NYSE:NM) announced today that in connection with its agreement to settle its litigation with ValueVision International, Inc., it had also entered into agreements in principle to settle all of the shareholder class actions pending against the Company and its directors in the Delaware Chancery Court and in the Federal Court for the Eastern District of Pennsylvania arising out of the withdrawn tender offer by ValueVision last year. The total cash consideration to be paid by National Media under the proposed settlements is $1.5 million, 75% of which will be paid by its insurer. National Media said that it will take a charge in the fourth quarter of its fiscal year ending March 31, 1995 for its portion of the settlements. The settlements in both courts are subject to court approval.

Brian McAdams, Chairman and Chief Executive Officer of National Media, said, "Settling these cases will clean the slate of the remaining class actions pending against National Media and makes eminent sense. It will free us of the burden and distraction of litigation and enable us to focus all our attention on expanding our international marketing efforts and continuing to build value for our shareholders."

National Media Corporation is the worldwide leader in the home shopping infomercial industry, now doing business in over 40 countries around the world, in addition to the U.S. and Canada.

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